Exhibit 1
AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock GlenRose Instruments Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 14th day of February, 2008.

(Date) February 14, 2008

/s/ Michael Resnick
(Signature)

Michael Resnick
(Name/Title)

WHI PRIVATE EQUITY MANAGERS FUND LLC
By: William Harris Investors, Inc., its managers

/s/ Michael Resnick
Michael Resnick, as authorized person

WILLIAM HARRIS INVESTORS, INC.

/s/ Michael Resnick
Michael Resnick, as authorized person